Inland Paperboard and Packaging, Inc.
                         4030 Vincennes Road
                         Indianapolis, IN 46268-0937
                         Phone 317.879.4277  Fax 317.879.4370
                         e-mail dstahl@iccnet.com

Dale E. Stahl            [INLAND LOGO]
President and
Chief Executive Officer




April 10, 2003



PRIVATE & CONFIDENTIAL

Mr. J. Patrick Maley
1782 Percy Place
Collierville, Tennessee  38017


Dear Pat:

I am extremely pleased to offer you the position of Executive Vice President, Paperboard Group for Inland Paperboard and Packaging, Inc. ("Inland") reporting to me. You will also serve as a Group Vice President for Temple-Inland Inc. (together with Inland, the "Company"). In this position, you will serve as an elected officer of the corporation with all appropriate responsibilities and privileges, pending approval of the Board of Directors.

Following are the key elements of our offer, all subject to continued employment, acceptable performance, and compliance with the Company's standard policies:

1. Employment. Your employment will be subject to and conditioned upon your furnishing employment documentation required by law and completing our normal background procedures required of salaried employees under the Company's normal hiring practices. Your employment will commence on or about June 1, 2003. You agree to devote your full time, attention, skill and energy to the business and affairs of the Company, and to use your best efforts to promote the success of the Company. Except for the Change in Control Agreement described in paragraph 7, below, your employment with the Company will at all times be "at-will" and may be terminated by you or the Company at any time without regard to this Agreement.

2.   Salary.

     Your starting annual salary will be $300,000, paid in accord with normal payroll procedures for Inland executive managers. You will be eligible for a base pay review at the


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Mr. J. Patrick Maley
Page 2
April 10, 2003


     February Board meeting each year. All payments are subject to all applicable tax withholdings and deductions.

3.   Management Incentive.

     In this position, you will participate in the Inland Incentive Bonus Plan. You are eligible for up to 100% of your annual base salary in the event that Inland achieves an 18.5% return on investment. The Management Incentive approach is a schedule of payouts based on Inland return on investment. Once a minimum five percent ROI has been achieved for this position the plan pays 5.4x the ROI, for example:

          5% ROI    =    27.0% of base pay incentive award
          10% ROI   =    54.0% of base pay incentive award
          18.5% ROI =    100% of base pay incentive award
          20% ROI   =    108% of base pay incentive award

     The last example reflects the fact that the plan is uncapped. The target incentive is defined as 100% of base pay. For 2003, you shall participate on a pro-rata basis dependent on your employment date, but in no event will you receive a bonus for 2003 of less than $150,000. All payments are subject to all applicable tax withholding and deductions.

4.   Stock Options.

     We will recommend to the Board of Directors that you receive 20,000 shares of non-qualified options. The price of these options will be established by averaging the daily high and low trading price on the date of the grant. The grant will vest over four years at a rate of 25% per year with a 10-year period of exercise.

     You will be eligible for future stock option grants in the discretion of the Board's Compensation Committee commensurate with your position and the overall long term incentive approach. For example, the position this year would have received 10,000 shares of non-qualified options.

5.   Restricted Stock.

     We will also recommend to the Board that you receive 5,000 shares of Restricted Stock. This grant will vest after six years.

     You will also be eligible for future restricted stock grants as the Compensation Committee may approve in its discretion as a key element of our overall long-term incentive approach. For example, the position would have received a grant of 3,500 shares of Restrict Stock this year.


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Mr. J. Patrick Maley
Page 3
April 10, 2003


6.   Prior Obligations.

     You have disclosed to the Company the "Agreement Concerning:
     Confidential Information" you signed while employed by International Paper Company ("IP"), dated May 4, 1992 (the "IP Agreement"). You have not signed a covenant not to compete or other non-compete agreement with IP, nor have you signed such an agreement in favor of any other company that is presently in effect. Neither Inland nor the Company has in the past asked you to disclose any confidential information covered under the scope of your IP Agreement, nor will Inland or the Company do so in the future, and of course, you would not do so under any circumstances. Should IP make a threat or claim, or bring a lawsuit, against you either during or after your employment with Inland, alleging either a breach of your IP Agreement, or alleging misuse of IP confidential information, in connection with your Inland employment, the Company agrees to indemnify, defend, and hold you harmless from any and all costs, expenses, claims or damages, including your reasonable legal fees and reasonable expenses in connection with any such action by IP.

7.   Severance.

     At the time your employment starts, you and the Company will enter into a written change in control agreement, in the form of the attached EXHIBIT "A," which provides that in the event of a change in control of the corporation and loss of position (as defined therein) you will receive certain payments as well as the vesting of all options and/or restricted stock. If you are involuntarily terminated for any reason during your first 24 months of employment for any reason other than a change in control as defined in EXHIBIT "A," you will receive your base salary and all benefits for the greater of (i)12 months, or (ii) the balance of the 24-month period.

     To the extent not prohibited by law, the following payments will not be refundable by you to the extent paid by the Company, nor withheld from you to the extent due from the Company, in the event of termination of your employment: (a) any severance payments called for under this Paragraph 7;
     (b) the moving allowance of $10,000.00 and the relocation bonus of $150,000.00 referred to in Paragraph 12, below; and
     (c) the first year bonus of $150,000.00 referred to in Paragraph 3, above. The Company agrees not to assert any counterclaims, cross-claims, or other legal attacks against any of these payments.

     In the event of termination of your employment, you will be allowed to exercise any vested stock options after termination in accord with the terms of the stock option plan. The Company will pay your reasonable legal fees and



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Mr. J. Patrick Maley
Page 4
April 10, 2003


     reasonable expenses arising out of any action by you for breach of its obligations under this Paragraph 7.

8.   Vacation.

     You will be eligible for four weeks of paid vacation annually.

9.   Supplemental Retirement Plan.

     As a designated key executive you shall participate in the Temple-Inland supplemental retirement plan. The primary purpose of the plan is to restore those benefits earned but not payable under the Pension Plan because of governmental limits. Details will be provided.

10.  Directors and Officers Liability Insurance.

     As an officer of the corporation, you will be covered by the Directors and Officers liability insurance in effect.

11.  Benefits.

     You will be eligible to participate in all standard Inland benefits including medical, dental, life and disability coverage as well as the Pension Plan and the Savings Plan.
     (Applicable information is enclosed.)

12.  Relocation.

     Your relocation to the Austin area will be addressed under the terms of the Inland relocation policy.

     Included in this comprehensive policy are all reasonable and customary costs associated with the sale of your current residence and the purchase of a new residence in the Austin area. Pre-paid interest or "points" are not included.

     We will also pay the reasonable costs associated with the disposition of your additional five-acre property if you choose to dispose of it in the reasonably near future.

     A process will be completed that will provide you guaranteed selling prices for both your residence and the property. An additional feature provides a special bonus if you sell either property on your own.

     All household goods will be relocated.


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Mr. J. Patrick Maley
Page 5
April 10, 2003



     We provide a lump sum moving allowance. This allowance is to cover expenses related to your relocation such as interim living, trips home, house hunting trips and family relocation travel. Your lump sum moving allowance will be $10,000.

     In addition to the moving allowance, you will also receive a relocation bonus in the amount of $150,000 (taxable), immediately upon your employment.

12.  Financial Planning.

     Financial planning as well as income tax planning and preparation is currently provided to senior officers of the Company and you are eligible to participate on the same terms as the other officers as long as such services are provided.

Pat, if there are any questions or if we've missed something, please give us a call immediately. Our intent is clearly to make the transition to Inland and the Austin area a positive experience for you and your family.

As we have discussed, Pat, I feel this is a great opportunity for you and the right move for Inland. We feel the opportunities which exist within this organization are superior to those in most other companies as a result of the environment we provide our executives. To indicate your acceptance of these employment terms, please sign the enclosed copy of this letter and return it to me.

Sincerely,


/s/ Dale E. Stahl                       /s/ J. Patrick Maley
---------------------                   ------------------------
Dale E. Stahl                           J. Patrick Maley
President and CEO

                                        April 15, 2003
                                        ------------------------
                                        Date

             CHANGE IN CONTROL AGREEMENT

          THIS AGREEMENT, dated June 1, 2003 (the
"Effective Date"), is made by and between Temple-
Inland Inc., a Delaware corporation ("Temple-
Inland"), and J. Patrick Maley (the "Executive").

          WHEREAS, Temple-Inland considers it
essential to the best interests of its stockholders to foster the continued employment of key management personnel; and

          WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of Temple-Inland and its stockholders; and

          WHEREAS, the Board has determined that
appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

          NOW, THEREFORE, in consideration of the
premises and the mutual covenants herein contained, Temple-Inland and the Executive hereby agree as follows:

          1.  Defined Terms.  The definitions of
capitalized terms used in this Agreement are provided in the last Section hereof.

          2.  Term of Agreement.  The Term of this
Agreement shall commence on the Effective Date and shall continue in effect through the second anniversary of the Effective Date; provided, however, that commencing on the first anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter, the Term shall automatically be extended for one additional year unless, not later than 90 days prior to each such date, the Company or the Executive shall have given notice not to extend the Term; and provided, further, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than 36 months beyond the month in which such Change in Control occurred.

          3.  Company's Covenants Summarized.  In
order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein.
Except as provided in Section 9.1 hereof, no Severance Payments shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive's employment with the Company following a Change in Control and during the Term. This
Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

          4.  The Executive's Covenants.  The
Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six months from the date of such Potential Change of Control,
(ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive's employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive's employment for any reason.

          5.  Compensation Other Than Severance
Payments.

          5.1  Following a Change in Control and
during the Term, during any period that the Executive fails to perform the Executive's full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive's full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period (other than any disability plan), until the Executive's employment is terminated by the Company for Disability.

          5.2  If the Executive's employment shall be
terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive's full salary to the Executive through the Date of Termination at the highest rate in effect during the three-year period ending immediately prior


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



to the Date of Termination together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

          5.3  If the Executive's employment shall be
terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive's normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

          6.  Severance Payments.

          6.1  If the Executive's employment is
terminated following a Change in Control and within two (2) years after a Change in Control, other than
(A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good
Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 ("Severance Payments") and Section 6.2, in addition to any payments and benefits to which the Executive is entitled under
Section 5 hereof. For purposes of this Agreement, the Executive's employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good
Reason, if (i) the Executive's employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, or (ii) the Executive terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person. For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by


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




the Executive shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that such position is not correct.

               (A)  In lieu of any further salary
payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to two (2) times the sum of (i) the Executive's highest base salary as in effect during the three-year period ending immediately prior to the Date of Termination and (ii) the Executive's target annual bonus pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination (or, if higher, in respect of any of the three preceding fiscal years). The amount payable pursuant to this
Section 6.1(A) shall be reduced by the amount of any cash severance or salary continuation benefit paid or payable to the Executive under any other plan, policy or program of the Company or any written employment agreement between the Executive and the Company.

               (B)  For the two-year period
immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents life, short-term disability, long-term disability, travel accident, accidental death and dismemberment, medical, dental and other health and welfare benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than the cost to the Executive immediately prior to such date or occurrence; provided, however, that, unless the Executive consents to a different method (after taking into account the effect of such method on the calculation of "parachute payments" pursuant to Section 6.2 hereof), such health and welfare benefits shall be provided through a third-party insurer. To the extent that health and welfare benefits of the same type are received by or made available to the Executive during the two-year period following the Executive's Date of Termination (which such benefits received by or made available to the Executive shall be reported by the Executive to the insurance company or other appropriate party in accordance with any applicable coordination of benefits provisions), the benefits otherwise receivable by the Executive pursuant to this Section
6.1(B) shall be made secondary to such benefits;
provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if


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more favorable to the Executive, the first occurrence
of an event or circumstance constituting Good Reason.

               (C)  Each option held by the Executive
to purchase shares of common stock of Temple-Inland outstanding as of the Date of Termination shall be treated in accordance with the applicable terms of any plan (including any underlying agreement) pursuant to which it was granted.

               (D)  For purposes of determining the
amount of any benefit payable to the Executive and the Executive's right to any benefit otherwise payable under a Pension Plan, the Executive shall be treated as if he had accumulated (after the Date of Termination) twenty-four (24) additional months of service credit thereunder and had been credited during such period with compensation at the highest rate in effect during the three-year period ending immediately prior to the Date of Termination.

               (E)  Notwithstanding any provision of
any Pension Plan or deferred compensation plan to the contrary, and except to the extent otherwise provided in Section 6.1(F), in lieu of any other benefit under a supplemental, excess benefit or deferred compensation plan, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) the actuarial equivalent of the aggregate benefit which the Executive had accrued under the terms of all supplemental and excess benefit plans and (ii) the actuarial equivalent of the deferred compensation otherwise payable to the Executive, in either case without regard to any amendment to any such plan made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of benefits thereunder. For purposes of this Section 6.1(E), "actuarial equivalent" shall be determined (x) using the same assumptions utilized under the applicable plan (or if there is no provision for such assumptions, under the Company's tax-qualified Pension Plan in which the Executive participates) immediately prior to the Date of Termination or, if more favorable to the Executive, immediately prior to the first occurrence of an event or circumstance constituting Good Reason, (y) taking into account any early retirement subsidies associated with the applicable benefit, and (z) on the basis of a straight life annuity (or other default form of benefit) commencing at the date (but in no event earlier than the third anniversary of the Date of Termination) as of which the actuarial equivalent of such annuity or other form of benefit is greatest.

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               (F)  In addition to the benefits to
which the Executive is entitled under any defined contribution Pension Plan, the Company shall pay the Executive a lump sum amount, in cash, equal to the sum of (i) the amount that would have been contributed thereto by the Company on the Executive's behalf during the two (2) years immediately following the Date of Termination, determined (x) as if the Executive made the maximum permissible contributions thereto during such period, (y) as if the Executive earned compensation during such period at a rate equal to the Executive's highest rate of compensation
(as defined in the Pension Plan) during the three-year period ending immediately prior to the Date of Termination, and (z) without regard to any amendment to the Pension Plan made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of benefits thereunder, and (ii) the excess, if any, of (x) the Executive's account balance under the Pension Plan as of the Date of Termination over (y) the portion of such account balance that is nonforfeitable under the terms of the Pension Plan.

               (G)  Notwithstanding any provision of
any annual or long-term incentive plan to the contrary, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed annual bonus cycle preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subsequent date,
(ii) if the Date of Termination occurs before the end of the first six months in the then-current annual bonus cycle under the applicable plan, a pro rata portion to the Date of Termination of the aggregate value of all contingent incentive compensation awards to the Executive for the uncompleted period under any such plan, calculated as to each such award by multiplying the award that the Executive would have earned on the last day of the performance award period, assuming the achievement, at the target level
(or if higher, at the then projected actual final level), of the individual and corporate performance goals established with respect to such award, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such performance award period through the Date of Termination by the total number of months contained in such performance award period, and (iii) if the Date of Termination occurs after the end of the first six months in the then-current annual bonus cycle but before the end of such annual bonus cycle under the applicable plan, the full aggregate value of all contingent incentive compensation awards to the


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Executive for the uncompleted period under any such
plan assuming the achievement, at the target level
(or if higher, at the then projected actual final level), of the individual and corporate performance goals established with respect to such award.

               (H)  If the Executive would have
become entitled to benefits under the Company's post-retirement health care or life insurance plans, as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Executive's employment terminated at any time within two (2) years after the Date of Termination, the Company shall provide such post-retirement health care or life insurance benefits to the Executive and the Executive's dependents commencing on the later of
(i) the date on which such coverage would have first become available and (ii) the date on which benefits described in subsection (B) of this Section 6.1 terminate.

               (I)  The Company shall reimburse the
Executive for expenses incurred for outplacement services suitable to the Executive's position for a period of one (1) year following the Date of Termination (or, if earlier, until the first acceptance by the Executive of an offer of employment) in an amount not exceeding 15% of the sum of the Executive's highest annual base rate of salary as in effect during the three-year period ending immediately prior to the Date of Termination, and the greatest target annual bonus pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination (or, if higher, in respect of any of the three preceding fiscal years).

               (J)  For the two-year period
immediately following the Date of Termination, the Company shall provide the Executive with his customary perquisites (such as any use of a Company provided automobile, club membership fee reimbursements, income tax preparation and financial advisory services) in each case on the same terms and conditions that were applicable immediately prior to the Date of Termination or, if more favorable, immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

          6.2    (A)  Whether or not the Executive
becomes entitled to the Severance Payments, if any payment or benefit received or to be received by the


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Executive in connection with a Change in Control or
the termination of the Executive's employment
(whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the Severance Payments, being hereinafter called "Total Payments") will be subject (in whole or part) to the Excise Tax, then, subject to the provisions of subsection (B) of this Section 6.2, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-up Payment is calculated for purposes of this Section 6.2), net of the maximum reduction in federal income tax which could be obtained from deduction of such state and local taxes.

          (B)  In the event that the amount of the
Total Payments does not exceed 110% of the largest amount that would result in no portion of the Total
Payments being subject to the Excise Tax (the "Safe
Harbor"), then subsection (A) of this Section 6.2 shall not apply and the noncash Severance Payments shall first be reduced (if necessary, to zero), and the cash Severance Benefits shall thereafter be reduced (if necessary, to zero) so that the amount of the Total Payments is equal to the Safe Harbor;
provided, however, that the Executive may elect to have the cash Severance Payments reduced (or eliminated) prior to any reduction of the noncash
Severance Payments.

          (C)  For purposes of determining whether
any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, unless in the opinion of tax counsel ("Tax
Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all



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"excess parachute payments" within the meaning of
section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. Prior to the payment date set forth in Section
6.3 hereof, the Company shall provide the Executive with its calculation of the amounts referred to in this Section 6.2(C) and such supporting materials as are reasonably necessary for the Executive to evaluate the Company's calculations. If the Executive disputes the Company's calculations (in whole or in part), the reasonable opinion of Tax
Counsel with respect to the matter in dispute shall prevail.

          (D)  (I)  In the event that (1) amounts are
paid to the Executive pursuant to Section 6.2(A), (2) there is a Final Determination that the Excise Tax is less than the amount taken into account hereunder in calculating the Gross-Up Payment, and (3) after giving effect to such Final Determination, the Severance Payments are to be reduced pursuant to
Section 6.2(B), the Executive shall repay to the Company, within five (5) business days following the date of the Final Determination, the Gross-Up
Payment, the amount of the reduction in the Severance
Payments, plus interest on the amount of such repayments at 120% of the rate provided in section
1274(b)(2)(B) of the Code.

               (II)  In the event that (1) amounts
are paid to the Executive pursuant to Section 6.2(A),
(2) there is a Final Determination that the Excise
Tax is less than the amount taken into account hereunder in calculating the Gross-Up Payment, and
(3) after giving effect to such Final Determination, the Severance Payments are not to be reduced pursuant to Section 6.2(B), the Executive shall repay to the Company, within five (5) business days following the date of the Final Determination, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in a reduction in the Excise
Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code.

               (III)  Except as otherwise provided in
clause (IV) below, in the event there is a Final
Determination that the Excise Tax exceeds the amount taken into account hereunder in determining the Gross-
Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall pay to the Executive, within five (5) business days following the date of the Final Determination, the sum of (1) a Gross-Up Payment in respect of such excess and in respect of any portion of the Excise
Tax with respect to which the Company had not previously made a Gross-Up Payment, including a Gross-
Up Payment in respect of any Excise Tax attributable to amounts payable under clauses (2) and (3) of this paragraph (III) (plus any interest, penalties or additions payable by the Executive with respect to such excess and such portion), (2) if Severance
Payments were reduced pursuant to Section 6.2(B) but after giving effect to such Final Determination, the Severance Payments should not have been reduced pursuant to Section 6.2(B), the amount by which the Severance Payments were reduced pursuant to Section
6.2(B), and (3) interest on such amounts at 120% of the rate provided in section 1274(b)(2)(B) of the Code.

               (IV)  In the event that (1) Severance
Payments were reduced pursuant to Section 6.2(B) and
(2) the aggregate value of Total Payments which are considered "parachute payments" within the meaning of section 280G(b)(2) of the Code is subsequently redetermined in a Final Determination, but such redetermined value still does not exceed 110% of the Safe Harbor, then, within five (5) business days following such Final Determination, (x) the Company shall pay to the Executive the amount (if any) by which the reduced Severance Payments (after taking the Final Determination into account) exceeds the amount of the reduced Severance Payments actually paid to the Executive, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code, or (y) the Executive shall pay to the Company the amount (if any) by which the reduced Severance Payments actually paid to the Executive exceeds the amount of the reduced Severance Payments (after taking the Final
Determination into account), plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code.

          6.3  The payments provided in subsections
(A), (E), (F) and (G) of Section 6.1 hereof and in
Section 6.2 hereof shall be made not later than the fifth day following the Date of Termination;
provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Executive or, in the case of payments under
Section 6.2 hereof, in accordance with Section 6.2 hereof, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the 30th day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth business day after demand by the Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code). At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

          6.4   The Company also shall pay to the
Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

          7.  Termination Procedures and Compensation
During Dispute.

          7.1.  Notice of Termination.  After a
Change in Control and during the Term, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written
Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, any purported termination of the Executive's employment shall be presumed to be other than for Cause unless the Notice of Termination includes a copy of an instrument executed by the Chief Executive Officer of Temple-Inland Inc. (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Chief Executive
Officer) finding that, in the good faith opinion of the Chief Executive Officer, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

          7.2  Date of Termination.  "Date of
Termination," with respect to any purported termination of the Executive's employment after a Change in Control and during the Term, shall mean (i) if the Executive's employment is terminated for Disability, 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such 30 day period), and
(ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than 30 days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than 15 days nor more than 60 days, respectively, from the date such Notice of Termination is given).

          7.3  Dispute Concerning Termination.  If
within 15 days after any Notice of Termination is given, or, if later, prior to the Date of Termination
(as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected);
provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

          7.4  Compensation During Dispute.  If a
purported termination occurs following a Change in Control and during the Term and the Date of Termination is extended in accordance with Section
7.3 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given
(including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 7.3 hereof.
Amounts paid under this Section 7.4 are in addition to all other amounts due under this Agreement (other than those due under Section 5.2 hereof) and shall not be offset against or reduce any other amounts due under this Agreement.

          8.  No Mitigation.  The Company agrees
that, if the Executive's employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof or Section 7.4 hereof. Further, the amount of any payment or benefit provided for in this Agreement
(other than Section 6.1(B) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

          9.  Successors; Binding Agreement.

          9.1  In addition to any obligations imposed
by law upon any successor to Temple-Inland, Temple-
Inland will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Temple-Inland to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Temple-Inland would be required to perform it if no such succession had taken place. Failure of Temple-Inland to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good
Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

          9.2  This Agreement shall inure to the
benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

          10.  Notices.  For the purpose of this
Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address of the Executive as maintained from time to time on the payroll system of the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

               To the Company:

               Temple-Inland Inc.
               303 South Temple Drive
               Diboll, Texas 75941
               Attention:  M. Richard Warner

          11.  Miscellaneous.  No provision of this
Agreement may be modified, waived or discharged
unless such waiver, modification or discharge is
agreed to in writing and signed by the Executive and
such officer as may be specifically designated by the
Board.  No waiver by either party hereto at any time
of any breach by the other party hereto of, or of any
lack of compliance with, any condition or provision
of this Agreement to be performed by such other party
shall be deemed a waiver of similar or dissimilar
provisions or conditions at the same or at any prior
or subsequent time.  This Agreement supersedes any
other agreements or representations, oral or
otherwise, express or implied, with respect to the
subject matter hereof which have been made by the
Executive or the Company; provided, however, that
this Agreement shall supersede any agreement setting
forth the terms and conditions of the Executive's
employment with the Company only in the event that
the Executive's employment with the Company is
terminated on or following a Change in Control, by
the Company other than for Cause or by the Executive
other than for Good Reason.   The validity,
interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its principles of conflicts of law. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.
Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term
(including, without limitation, those under Sections
6 and 7 hereof) shall survive such expiration.

          12.  Validity.

          12.1  Any payments made to the Executive
pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12

U.S.C. sec. 1828(k) and FDIC Regulation 12 C.F.R. Part
359, Golden Parachute and Indemnification Payments.

          12.2  The invalidity or unenforceability of
any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          13.  Counterparts.  This Agreement may be
executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          14.  Settlement of Disputes.  All claims by
the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within 60 days after notification by the Board that the Executive's claim has been denied.

          15.  Definitions.  For purposes of this
Agreement, the following terms shall have the meanings indicated below:

               (A)  "Affiliate" shall have the
meaning set forth in Rule 12b-2 promulgated under
Section 12 of the Exchange Act.

               (B)  "Auditor" shall have the meaning
set forth in Section 6.2 hereof.

               (C)  "Base Amount" shall have the
meaning set forth in section 280G(b)(3) of the Code.

               (D)  "Beneficial Owner" shall have the
meaning set forth in Rule 13d-3 under the Exchange
Act.

               (E)  "Board" shall mean the Board of
Directors of Temple-Inland Inc.

               (F)  "Cause" for termination by the
Company of the Executive's employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer of Temple-Inland, which demand specifically identifies the manner in which the Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

               (G)  "Change in Control" shall be
deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

                    (I)  any Person is or becomes the
Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clauses (a), (b) or (c) of paragraph
(III) below;

                    (II) within any twenty-four (24)
month period, the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

                    (III)  there is consummated a
merger, consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or any recapitalization of the Company
(for purposes of this paragraph (III), a "Business
Event") unless, immediately following such Business
Event (a) the directors of the Company immediately prior to such Business Event continue to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof,
(b) the voting securities of the Company outstanding immediately prior to such Business Event continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such Business Event, or (c) no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company or such surviving entity or any parent thereof (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the then outstanding securities of the Company or such surviving entity or any parent thereof (except to the extent such ownership existed prior to the Business Event);

                    (IV)  the shareholders of the
Company approve a plan of complete liquidation or dissolution of the Company;

                    (V)  there is consummated an
agreement for the sale, disposition or long-term lease by the Company of:

                         (A)  substantially all of
the Company's assets, or

                         (B)  (i) substantially all
of the Company's ownership interest in Inland
Paperboard and Packaging, Inc. (or any successor thereto) or (ii) substantially all of the assets of Inland Paperboard and Packaging, Inc. and its direct or indirect subsidiaries (or any successor or successors thereto), other than such a sale, disposition or lease to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition; or

                    (VI)  any other event that the
Board, in its sole discretion, determines to be a Change in Control for purposes of this Agreement.

     Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

               (H)  "Code" shall mean the Internal
Revenue Code of 1986, as amended from time to time.

               (I) "Company" shall mean, unless the
context clearly requires otherwise, Temple-Inland
Inc., a Delaware corporation, and any of its Affiliates that actually employ the Executive;
provided, that (I) for purposes of Sections 15(G) and 15(U) hereof, Company shall mean Temple-Inland Inc., except that in determining under Section 15(G) hereof whether or not any Change in Control of the Company has occurred, Company shall include any successor to Temple-Inland Inc.'s business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise, (II) unless the context clearly requires otherwise, references to the Company in a capacity of employer shall mean Temple-
Inland Inc. or any of its Affiliates, whichever actually employs the Executive, and (III) where the Agreement requires the Company to make a payment to the Executive or to take some other action, either

Temple-Inland, Inc. shall do so or it shall cause any of its Affiliates that actually employ the Executive to do so.

               (J)  "Date of Termination" shall have
the meaning set forth in Section 7.2 hereof.

               (K)  "Disability" shall be deemed the
reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of six consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within 30 days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

               (L)  "Exchange Act" shall mean the
Securities Exchange Act of 1934, as amended from time to time.

               (M)  "Excise Tax" shall mean any
excise tax imposed under section 4999 of the Code.

               (N)  "Executive" shall mean the
individual named in the first paragraph of this Agreement.

               (O)  "Final Determination" means a
final determination by the Internal Revenue Service or, if such determination is appealed, a final determination by any court of competent jurisdiction.

               (P)  "Good Reason" for termination by
the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (i) and (ii) of the second sentence of Section 6.1 hereof (treating all references in paragraphs (I) through (VI) below to a "Change in Control" as references to a "Potential
Change in Control"), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (I), (IV), or (V) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

                    (I)  the assignment to the
Executive of any duties substantially inconsistent with the Executive's status as a senior executive officer of the Company or a material adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change in Control (including, as applicable and without limitation, the Executive ceasing to be an executive officer of a public company);

                    (II)  a substantial reduction by
the Company in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

                    (III)  the relocation of the
Executive's principal place of employment to a location more than 50 miles from the Executive's principal place of employment immediately prior to the Change in Control or the Company's requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

                    (IV)  the failure by the Company
to pay to the Executive any portion of the Executive's current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven days of the date such compensation is due;

                    (V)  the failure by the Company
to continue to provide the Executive with benefits substantially similar to the material benefits enjoyed by the Executive under any of the Company's executive compensation (including bonus, equity or incentive compensation), pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control; or

                    (VI)  any purported termination
of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1 hereof; for purposes of this Agreement, no such purported termination shall be effective.

     The Executive's right to terminate the
Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.

               (Q)  "Gross-Up Payment" shall have the
meaning set forth in Section 6.2 hereof.

               (R)  "Notice of Termination" shall
have the meaning set forth in Section 7.1 hereof.

               (S)  "Pension Plan" shall mean any tax-
qualified, supplemental or excess benefit pension plan maintained by the Company and any other plan or agreement entered into between the Executive and the Company which is designed to provide the Executive with supplemental retirement benefits, and any tax-qualified, supplemental or excess defined contribution plan maintained by the Company and any other defined contribution plan or agreement entered into between the Executive and the Company.

               (T)  "Person" shall have the meaning
given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.



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



               (U)  "Potential Change in Control"
shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

                    (I)  the Company enters into an
agreement, the consummation of which would result in the occurrence of a Change in Control;

                    (II)  the Company or any Person
publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

                    (III)  any Person becomes the
Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates); or

                    (IV)  the Board adopts a
resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

               (V)  "Retirement" shall be deemed the
reason for the termination by the Executive of the Executive's employment if such employment is terminated in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees.

               (W)  "Severance Payments" shall have
the meaning set forth in Section 6.1 hereof.

               (X)  "Tax Counsel" shall have the
meaning set forth in Section 6.2 hereof.

               (Y)  "Term" shall mean the period of
time described in Section 2 hereof (including any extension, continuation or termination described therein).

               (Z)  "Total Payments" shall mean those
payments so described in Section 6.2 hereof.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement to be effective as of the Effective Date.


                    TEMPLE-INLAND INC.



                    By:/s/ Kenneth M. Jastrow, II
                       ---------------------------
                    Name: Kenneth M. Jastrow, II
                    Title: Chairman and CEO




                    EXECUTIVE


                    /s/ J. Patrick Maley
                    ------------------------------
                    J. Patrick Maley












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